CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Bionovo, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-126399) on Form SB-2 of Bionovo, Inc., of our report dated March 15, 2006, with respect to the consolidated balance sheets of Bionovo, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005. Our report appears in this Form 10-KSB of Bionovo, Inc.

/s/ Pohl, McNabola, Berg & Company LLP

Pohl, McNabola, Berg & Company LLP

San Francisco, California
March 29, 2006